Exhibit 99.1

Contact:

John J. Luttrell, CFO

(949) 699-3918

THE WET SEAL, INC. REPORTS SECOND QUARTER

FISCAL 2007 RESULTS AND PROVIDES THIRD

QUARTER GUIDANCE

FOOTHILL RANCH, Calif.—(BUSINESS WIRE)—August 23, 2007—The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its second fiscal quarter ended August 4, 2007 and provided guidance for its third fiscal quarter.

Financial Results

Net income for the quarter was $6.8 million, or $0.07 per diluted share. These results compare to prior year second quarter net income of $4.4 million, or $0.04 per diluted share. The prior year results include a benefit to sales and gross margin of $1.4 million associated with a customer loyalty program adjustment and a $1.1 million reduction to expense for a decrease in the fair value of performance shares granted to a consultant formerly used by the Company.

As previously announced, net sales for the 13-week period ended August 4, 2007 were $143.3 million compared to net sales of $129.5 million for the 13-week period ended July 29, 2006. Included in net sales for the 13-week period ended July 29, 2006 is $1.4 million in sales recognized as a result of adjustments made for expired program awards under a customer loyalty program. Comparable store sales for the 13-week period ended August 4, 2007 decreased 1.7%. The Company reported a 2.2% comparable sales decrease for the 13-week period ended July 29, 2006.

Joel Waller, chief executive officer, commented, “Although sales in the second quarter were somewhat lower than original guidance, we were again able to deliver earnings near the upper end of our original estimate. Increasing product margins, a positive contribution from new stores and tight cost management resulted in an over 50% increase in net income from that achieved in the second quarter last year.

“We are planning our third quarter business assuming the recent difficult traffic trends in the specialty retail sector will continue and, accordingly, we will continue to tightly control inventory levels and costs. For August, we anticipate comparable store sales will be between -2% to +2%. For the third quarter, we estimate a -1% to +3% change in comparable store sales. We estimate these sales would result in third quarter earnings per diluted share in the range of $0.07 to $0.10 per share.”

Store Openings

The Company opened 10 net new stores during the quarter. At August 4, 2007, the Company operated 458 stores in 47 states, the District of Columbia and Puerto Rico, including 366 Wet Seal stores and 92 Arden B stores.

Capital Transactions

During the second quarter, the Company repurchased 2,593,700 shares under an existing share repurchase program for a total cost of $13.7 million. Year-to-date the Company repurchased 3,593,700 shares for a total cost of $20.1 million. As of August 23, 2007, the Company has authorization to purchase up to 406,300 additional shares under the program. Repurchases are at the option of the Company and can be discontinued at any time.

Income Taxes

The Company has approximately $66.7 million of federal net operating loss carryforwards available to offset taxable income in fiscal 2007. The Company estimates an effective tax rate of approximately 3% for the year, mainly due to limitations in its ability to offset alternative minimum taxes with net operating loss tax carryforwards.

Third Quarter Guidance

For the third quarter, earnings are estimated in the range of $0.07 to $0.10 per diluted share. The guidance is based on the following major assumptions:

•	Total net sales between $157 million and $161 million versus $143 million in the prior year third quarter.

•	Comparable store sales between -1% and +3% versus a 7.3% increase in the prior year third quarter.

•	32 net new store openings, with a net increase of 29 at Wet Seal and a net increase of 3 at Arden B. In the prior year third quarter, the Company opened 10 net new stores.

•

Gross margin rate between 33.8% and 34.9% of net sales versus 33.6% in the prior year. Included in gross margin is $0.2 million in both the current and prior year third quarters in stock compensation expense.

•

SG&A expense between 29.1% and 29.7% of net sales versus 32.2% in the prior year. Included in SG&A expense is $1.0 million and $5.4 million in the respective current and prior year quarters in stock compensation expense.

•

Operating income between $6.5 million and $9.3 million versus $2.0 million in the prior year third quarter. Included in operating income is store pre-opening expense of $1.4 million in this year’s third quarter versus $0.7 million in the prior year third quarter.

•

Interest income of $1.0 million versus $0.4 million in the prior year third quarter. Included in the prior year third quarter is $0.1 million for the write-off of unamortized discounts, deferred financing costs and accrued interest associated with Secured Convertible Notes that were converted into common stock during the prior year third quarter. The guidance for this year’s third quarter does not include an estimate for any such conversions or the related accelerated write-offs that may occur.

•	Income tax expense of $0.2 million to $0.3 million versus no provision for income taxes in the third quarter last year.

•	Weighted average shares outstanding of 100.5 million. A change in the Company’s stock price can cause the weighted average share count to change significantly.

The Company will host a conference call and question and answer session at 8:00 a.m. Pacific Daylight Time today. To participate in the conference call, please dial (800) 479-9001 and provide ID#4797397. A broadcast of the call will also be available on our website www.wetsealinc.com. A replay of the call will be available through August 30, 2007. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. At August 4, 2007, the Company operated 458 stores in 47 states, the District of Columbia and Puerto Rico, including 366 Wet Seal stores and 92 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for the month of August 2007 and its third quarter of fiscal 2007, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

THE WET SEAL, INC.

SUMMARY STATEMENTS OF OPERATIONS

(000’S OMITTED, EXCEPT SHARE DATA)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006
Net sales	$143,314	$129,502	$281,334	$254,651
Gross margin	49,782	42,501	98,042	89,380
Selling, general & administrative expenses	43,843	38,732	85,420	81,863
Store closure adjustments	—	(194)	—	(640)
Asset impairment	144	—	246	—

Operating income	5,795	3,963	12,376	8,157
Interest income (expense), net	1,179	461	2,411	(17,740)

Income (loss) before income taxes	6,974	4,424	14,787	(9,583)
Provision (benefit) for income taxes	210	—	444	(2)

Net income (loss)	$6,764	$4,424	$14,343	$(9,581)

Net income (loss) per share, basic	$0.07	$0.05	$0.15	$(0.14)

Net income (loss) per share, diluted	$0.07	$0.04	$0.14	$(0.14)

Weighted average shares outstanding, basic	91,919,740	74,368,909	92,268,700	68,776,037

Weighted average shares outstanding, diluted	103,499,780	100,544,737	104,397,325	68,776,037

THE WET SEAL, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

(000’S OMITTED)

(Unaudited)

	August 4, 2007	February 3, 2007
ASSETS
Cash and cash equivalents	$43,049	$105,254
Marketable securities	50,350	—
Income taxes receivable	48	56
Merchandise inventories	46,736	34,231
Other current assets	13,786	12,399

Total current assets	153,969	151,940
Equipment and leasehold improvements, net	64,834	50,525
Deferred financing costs	484	555
Other assets	1,665	1,651
Goodwill	3,496	3,496

Total assets	$224,448	$208,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable - merchandise	$17,892	$11,143
Accounts payable - other	15,730	10,078
Income taxes payable	261	128
Accrued liabilities	37,513	37,256
Current portion of deferred rent	4,053	3,381

Total current liabilities	75,449	61,986

Secured convertible notes	3,132	2,739
Deferred rent	25,600	22,501
Other long-term liabilities	1,927	1,977

Total long-term liabilities	30,659	27,217

Convertible preferred stock	2,167	2,167

Total stockholders’ equity	116,173	116,797

Total liabilities and stockholders’ equity	$224,448	$208,167